UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): December 13, 2018

REXNORD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-5197013
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

511 West Freshwater Way, Milwaukee, Wisconsin	53204
(Address of Principal Executive Offices)	(Zip Code)

(414) 643-3739
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 13, 2018, Rexnord Corporation (the “Company”) entered into a letter agreement with Todd A. Adams, its President and Chief Executive Officer, providing for his continued employment with the Company (the “Letter Agreement”). The Letter Agreement replaces the Employment Agreement, dated November 9, 2012, as amended August 6, 2015, between Mr. Adams and the Company (the “Former Employment Agreement”).
The Letter Agreement provides for a three-year term through December 13, 2021, after which it will automatically renew for successive one-year terms unless, at least 90 days prior to the expiration of the then-current term, either party provides notice of an intent to terminate the Letter Agreement upon its then-current expiration date. The Letter Agreement requires the Company’s Board of Directors to continue to nominate Mr. Adams for re-election as a director so long as he continues to serve as the Company’s President and Chief Executive Officer. Mr. Adams’ base salary remains $965,000, and he continues to be eligible to participate in the Company’s incentive plans, with any and all amounts payable under the Letter Agreement and such plans subject to the Company’s recoupment, clawback or similar policies as may be in effect from time to time.
The other terms of the Letter Agreement are substantially similar to those under the Former Employment Agreement; however, severance and change in control benefits, which continue to provide for longer benefits and restriction periods than for other executive officers, are now payable under the Company’s Executive Severance Plan (the “Severance Plan”) and the Company’s Executive Change in Control Plan (the “Change in Control Plan”). Severance benefits will now be equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over a 24-month period and he is eligible for continued participation, with related employer contributions, in the Company’s medical plans for 24 months. Post-employment restrictive obligations also continue for 24 months following termination of employment. In addition, he will continue to be eligible to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs. Benefits payable on a change in control are unchanged; however, as discussed below, the accelerated vesting provisions applicable to long-term incentive awards in the Change in Control Plan were amended, with such change applicable to Mr. Adams and all other participants in the Change in Control Plan. For a discussion of severance and change in control benefits payable to Mr. Adams, and the Severance Plan and Change in Control Plan generally, please see “Executive Compensation-Employment-Related Agreements and Potential Payments upon Termination or Change in Control” in the definitive Proxy Statement for the Company’s fiscal 2019 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on June 11, 2018. Consistent with the Former Employment Agreement, the Letter Agreement provides that the definition of “Good Reason” (in the context of a voluntary termination) in the Change in Control Plan will, if applied to Mr. Adams, also includes a failure by the Company to re-elect him as a member of the Company’s Board of Directors; such change only applies in the case of Mr. Adams.
The foregoing description of the Letter Agreement and related benefits does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Also on December 13, 2018, the Company’s Board of Directors amended the accelerated vesting provisions in the Change in Control Plan to provide that, in the event of a qualifying termination, unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. The Change in Control Plan previously provided that such awards would vest at the target performance level. A copy of the Change in Control Plan, as amended, is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, Dated December 13, 2018, between Rexnord Corporation and Todd A. Adams.
10.2	Rexnord Corporation Change in Control Plan, as amended through December 13, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Rexnord Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 14th day of December, 2018.

REXNORD CORPORATION

By:	/S/ Patricia M. Whaley
Patricia M. Whaley
Vice President, General Counsel and Secretary